UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report

Commission File Number 1-5109

TODD SHIPYARDS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE                       91-1506719
(State or other jurisdiction of    (IRS Employer I.D. No.)
incorporation or  organization)


1801- 16th AVENUE SW, SEATTLE, WASHINGTON   98134-1089
(Street address of principal executive offices - Zip Code)

Registrant's telephone number: (206) 623-1635





Item 5.  Other Events

Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company") confirmed today its expected participation, along with Southwest Marine, Inc., San Diego Division, on the team lead by Bath Iron Works, a subsidiary of General Dynamics (NYSE:GD), to perform Post Shakedown Availability work ("PSA") on DDG-51 Aegis Destroyers ("Destroyers"). The U.S. Navy contract for this work, which was awarded to Bath Iron Works, includes options for PSA work to be accomplished in Navy homeports of Everett, Washington and Pearl Harbor, HI.

Todd Pacific's expected participation will include the performance of the PSA work on between one and three Destroyers that are expected to be homeported in Everett, Washington. The first option, if exercised by the Navy, is anticipated to require work in the first quarter of calendar 2005 and would have a value of approximately $9 million. Any work that the Company performs for Bath Iron Works will be accomplished under a cost-plus-award-fee subcontract still to be finalized between Bath Iron Works and Todd Pacific. If the Navy stations the second and third Destroyers at Everett and exercises options for PSA work on those ships, the anticipated contract value to Todd for its expected work on all three ships will be approximately $30 million between 2005 and 2007. The PSA work primarily involves the installation of system and equipment upgrades and/or ship alterations as. required.

Item 7.  Financial Statements and Exhibits

(c) Exhibits

28-1 Press Release dated February 6, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: February 6, 2004.


______________________________
By:  Michael G. Marsh
On Behalf of the Registrant as
Secretary and General Counsel